Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

GATEWAY INDUSTRIES, INC.

The undersigned, in order to form a corporation pursuant to Sections 101 and 102 of the General Corporation Law of the State of Delaware, does hereby certify as follows:
FIRST:                      The name of the corporation is Gateway Industries, Inc. (the “Corporation”).
SECOND:                      The address of the Corporation’s registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19901.  The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.
THIRD:                      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH:                      A.           The Corporation shall be authorized to issue ten million (10,000,000) shares of common stock, $0.001 par value per share.
B.           The Corporation shall be authorized to issue one million (1,000,000) shares of preferred stock, par value $0.01 per share.  The shares of Preferred Stock may be issued in any number of series, as determined by the Board of Directors.  The Board may by resolution fix the designation and number of shares of any such series, and may determine, alter, or revoke the rights, preferences, privileges, and restrictions pertaining to any wholly unissued series.  The Board may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding).
FIFTH:                      The Board of Directors of the Corporation shall have the right to adopt, amend and repeal the By-Laws of the Corporation.
SIXTH:                      The name and mailing address of the sole incorporator are as follows:

NAME	ADDRESS
Matthew S. Cohen, Esq.	c/o Greenberger & Forman 1370 Avenue of the Americas Suite 2701 New York, NY 10019-4602

SEVENTH:                      No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article SEVENTH shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General corporation Law of the state of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
EIGHTH:                      (a)           To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements).  Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Article EIGHTH.
(b)           The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that if required by the Delaware General Corporation Law, such expenses incurred by or on behalf of any Director of officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.
(c)           The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall not be deemed exclusive of any other right to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the “By-laws”), any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
(d)           The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.
NINTH:                      The election of directors need not be by written ballot.
IN WITNESS WHEREOF, I have hereunto signed my name and affirm, under the penalties of perjury, that this Certificate is my act and deed and that the facts stated herein are true this 18th day of July, 1994.
/s/Matthew S. Cohen
Matthew S. Cohen - Incorporator

AGREEMENT AND PLAN OF MERGER

OF GATEWAY INDUSTRIES, INC.,

A DELAWARE CORPORATION,

AND

GATEWAY COMMUNICATIONS,INC.,

A CALIFORNIA CORPORATION

THIS AGREEMENT AND PLAN OF MERGER dated as of September 12, 1994 (the “Agreement”) is between Gateway Industries, Inc., a Delaware corporation (“Gateway Delaware”) and Gateway Communications, Inc., a California corporation (“Gateway California”). Gateway Delaware and Gateway California are sometimes referred to herein as the “constituent Corporations”.

R E C I T AL S:

A.           Gateway Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 11,000,000 shares, 10,000,000 of which are designated “Common Stock”, $.001 par value per share, and 1,000,000 of which are designated “Preferred Stock”, $.01 par value per share.  As of the date hereof, 100 shares of Common Stock were issued and outstanding, all of which were held by Gateway California.  As of the date hereof, no shares of Preferred Stock were outstanding.

B.           Gateway California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 25,000,000 shares, 20,000,000 of which are designated “Common Stock”, no par value, and 5,000,000 of which are designated “Preferred Stock”, no par value.  As of September 12, 1994, 5,175,064 shares of Common Stock and no shares of Preferred were issued and outstanding.  Prior to the Effective Date, each such share shall have been subject to a one-for-five reverse split.

C.           The Board of Directors of Gateway California has determined that, for the purpose of effecting the reincorporation of Gateway California in the State of Delaware, it is advisable and in the best interests of Gateway California that Gateway California merge with and into Gateway Delaware upon the terms and conditions herein provided.

D.           The respective Boards of Directors of Gateway Delaware and Gateway California have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective sole stockholder and shareholders, and executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Gateway Delaware and Gateway California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I.             MERGER

1.1 Merger.  In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the California General Corporation Law, Gateway California shall be merged with and into Gateway Delaware (the “Merger”), the separate existence of Gateway California shall cease and Gateway Delaware shall be, and is herein sometimes referred as, the “Surviving Corporation”, and the name of the Surviving Corporation shall be Gateway Industries, Inc.

1.2 Filing and Effectiveness.  The Merger shall become effective when the following actions shall have been completed:

(a) This Agreement and Merger shall have been adopted and approved by the stockholders of each Constituent Corporation in accordance with the requirements of the Delaware General Corporation Law and the California General Corporation Law;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c) An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger”.

1.3 Effect of the Merger.  Upon the Effective Date of the Merger, the separate existence of Gateway California shall cease and Gateway Delaware, as the Surviving Corporation (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and Gateway California’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Gateway California in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Gateway Delaware as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Gateway California in the same manner as if Gateway Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the California Corporations Code.

II.            CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation.  The Certificate of Incorporation of Gateway Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws.  The Bylaws of Gateway Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers.  The directors and officers of Gateway California immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

III.             MANNER OF CONVERSION OF STOCK

3.1 Gateway California Common Shares.  Upon the Effective Date of the Merger, each share of Gateway California Common Stock issued and outstanding immediately prior thereto shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

3.2 Gateway California Preferred Shares.  Upon the Effective Date of the Merger, each share of Gateway California Preferred Stock issued and outstanding immediately prior thereto shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Preferred Stock of the Surviving Corporation.

3.3 Gateway California Options, Stock Purchase Rights and Convertible Securities.

(a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume the obligations of Gateway California under the options plans and all other employee benefit plans of Gateway California. Each outstanding and unexercised option, warrant, other right to purchase, or security convertible into, Gateway California Common Stock or Gateway California Preferred Stock (a “Right”) shall become an option, warrant, right to purchase or a security convertible into the Surviving Corporation’s Common Stock or Preferred Stock, respectively, on the basis of one share of the Surviving Corporation’s Preferred Stock for each share of Gateway California’s Preferred Stock, as the case may be, issuable pursuant to any such Right, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such Gateway California Right at the Effective Date of the Merger.  This paragraph 3.3(a) shall not apply to Gateway California Common Stock or Preferred Stock.  Such Common Stock and Preferred Stock are subject to paragraph 3.1 and 3.2, respectively, hereof.

(b) One share of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, warrants, stock purchase rights and convertible securities equal to each share of Gateway California Common Stock, and a number of shares of Preferred Stock of the Surviving Corporation’s Preferred Stock shall be reserved for issuance upon exercise of options, warrants, stock purchase rights and convertible securities equal to the number of shares of Gateway California Preferred Stock so reserved immediately prior to the Effective Date of the Merger.

3.4 Gateway Delaware Common Stock.  Upon the Effective Date of the Merger, each share of Common Stock of Gateway Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Gateway Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

3.5 Exchange of Certificates.  After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of Gateway California Common Stock or Preferred Stock may be asked to surrender the same for cancellation to an exchange agent, whose name will be delivered to holders prior to any requested exchange (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock or Preferred Stock, as the case may be, into which the surrendered shares were converted as herein provided.  Until so surrendered, each outstanding certificate theretofore representing shares of Gateway California Common Stock or Preferred Stock shall be deemed for all purposes to represent the number of shares of the Gateway California Common Stock or Preferred Stock, as the case may be, were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock or Preferred Stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing Common Stock or Preferred Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Gateway California so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

If any certificate for shares of Gateway Delaware stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Gateway Delaware that such tax has been paid or is not payable.

IV.             GENERAL

4.1 Further Assurances.  From time to time, as and when required by Gateway Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Gateway California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Gateway Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Gateway California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Gateway Delaware are fully authorized in the name and on behalf of Gateway California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.2 Abandonment.  At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Gateway California or of Gateway Delaware, or of both, notwithstanding the approval of this Agreement by the shareholders of Gateway California or by the sole stockholder of Gateway Delaware, or by both.

4.3 Amendment.  The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

4.4 Registered Office.  The registered office of the Surviving Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19901, County of Kent and The Prentice-Hall Corporation System, Inc. is the registered agent of the Surviving Corporation at such address.

4.5 Agreement.  Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

4.6 Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California General Corporation Law.

4.7 Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Gateway Industries, Inc., a Delaware corporation, and Gateway Communications, 16c., a California corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

GATEWAY INDUSTRIES, INC. a Delaware corporation
By: /s/ P. Cadigan
, President
ATTEST:
/s/ Joseph Greenberger
, Secretary

GATEWAY COMMUNICATIONS, INC. a California corporation
By: /s/ P. Cadigan
, President
ATTEST:
/s/ Joseph Greenberger
, Secretary

GATEWAY INDUSTRIES, INC.

CERTIFICATE OP ASSISTANT SECRETARY

I, Robert Forman, hereby certify that I am the assistant secretary of Gateway Industries, Inc. (the ‘Corporation”), a Delaware corporation, and that as such I am authorized to execute this certificate on behalf of the Corporation, and do hereby certify that:
1.           The corporation has authorized two classes of stock, designated “Common Stock” and “Preferred Stock” respectively.

2.           There were 100 shares of Common Stock and 0 shares of Preferred Stock outstanding and entitled to vote at the shareholders’ meeting at which the Agreement and the Plan of Merger attached hereto (the “Merger Agreement”) was approved.

3.           The principal terms of the Merger Agreement were approved by the Board of Directors and by the vote of a number of shares of each class and series of stock which equaled or exceeded the vote required.

4.           The percentage vote required was more than 50% of the votes entitled to be cast by holders of outstanding shares of Common Stock and Preferred Stock outstanding as of the date of the Meeting, voting as a single class.

IN WITNESS WHEREOF, the undersigned further declares under penalty of perjury under the laws of the State of Delaware that he has read the foregoing certificate an knows the contents thereof and that the name is true of his own knowledge.

/s/ Robert Forman
Robert Forman, Assistant Secretary

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND OTHER RIGHTS AND QUALIFICATIONS OF

SERIES A PREFERRED STOCK

GATEWAY INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, the Board has duly determined that 500,000 shares of preferred stock, $.01 par value per share, shall be designated “Series A Preferred Stock,” and to that end the Board has adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of Designations, Preferences and Other Rights and Qualifications of Series A Preferred Stock dated August 19, 2005 (the “Certificate of Designations”) be, and hereby is, authorized and approved, which Certificate of Designations shall be filed with the Secretary of State of the State of Delaware in the form as follows:

1. Designation and Amount.  Five Hundred Thousand (500,000) shares of the preferred stock of the Corporation, $.01 par value per share, shall constitute a class of preferred stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).  Without the written consent of the holders of at least two-thirds of the Series A Preferred Stock then outstanding, the Corporation shall not issue any shares of capital stock or preferred stock that arc senior or pari passu in any respect to the Series A Preferred Stock, including, without limitation, as to payment of dividends or distribution of assets or redemption; or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority.

2. Dividends.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for payment a dividend with respect thereto (a “Preferred Dividend”) at the rate of 10% per annum, payable under the following circumstances: (i) if, as and when declared by the Board of Directors of the Corporation (the “Board”) out of assets of the Corporation legally available for payment thereof and (ii) upon Liquidation (as defined herein). Preferred Dividends shall be paid either in cash or, other than upon liquidation, in additional shares of Series A Preferred Stock, at the Company’s election.

(b) The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of capital stock of the Corporation ranking pari passu or junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up outstanding now (initially consisting of the Series A Preferred Stock and the Common Stock) or hereafter created, unless all declared and unpaid Preferred Dividends have been or are contemporaneously paid.

3. Rights on Liquidation, Merger, Sale, Etc.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

(i) The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), any other series or class of preferred stock or any other class of the Corporation’s capital stock, whether now existing or hereafter created, an amount on a per share basis equal to (1) the aggregate purchase price of such shares of Series A Preferred Stock and (2) any accrued but unpaid dividends on such shares of Series A Preferred Stock.  If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders is insufficient to pay the holders of Series A Preferred Stock the full preference amount to which they shall be entitled, the holders of Series A Preferred Stock shall share pro rata in any distribution of assets in accordance with their applicable full preference amounts.

(ii) After distribution of the amounts set forth in Section 3(a)(i) hereof, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of issued and outstanding shares of Common Stock or any other class of capital stock ranking junior to the Series A Preferred Stock as to the distribution of assets upon Liquidation as provided in the Certificate of Incorporation.

(b) For purposes of this Section 3, either of the following (each, a “Disposition Transaction”) shall be treated as a Liquidation: (i) a merger or consolidation of the Corporation with or into any other entity or entities (but excluding any merger effected solely for the purpose of reincorporating into another state) or the merger of any other entity or entities into the Corporation, in either case in which the stockholders of the Corporation receive distributions in cash or securities of another entity or entities as a result of such consolidation or merger, and in which the stockholders of the Corporation, immediately prior to such merger or consolidation, hold, immediately after such merger or consolidation, less than a majority of the outstanding shares of capital stock or a majority of the outstanding voting power of the then outstanding securities ordinarily (apart from rights occurring under special circumstances) having the right to vote in the election of directors of the surviving or successor entity or its parent, or (ii) a sale of all or substantially all of the assets of the Corporation.

(c) Upon consummation of a Disposition Transaction, the Corporation shall pay or cause to be paid to the holders of Series A Preferred Stock an amount equal to the amount they would be entitled to receive pursuant to Section 3(a) hereof as if the Corporation, on the date of consummation of such Disposition Transaction, had assets available for distribution equal to all of the assets of the Corporation (net of liabilities) including the aggregate amount payable to the Corporation and all stockholders thereof in connection with such Disposition Transaction (the “Disposition Proceeds”).  The amount payable pursuant to this Section 3(c) shall be payable in full to the holders of the Series A Preferred Stock immediately following the closing of the Disposition Transaction notwithstanding any delay in the receipt of the Disposition Proceeds or any part thereof by virtue of any escrow arrangement, promissory note, deferred payment of proceeds or otherwise.

4. Voting Rights.

(a) So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock shall be entitled voting separately as a class (with no other stockholders voting), to approve all matters that affect the rights or ranking of the Series A Preferred Stock.

(b) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Class A Preferred Stock:

(i) increase the authorized capitalization of the Company, or amend or repeal any provision of the Corporation’s Certificate of Incorporation or By-Laws in a manner adverse to the rights, preferences or privileges of the Class A Preferred Stock;

(ii) authorize or effect the payment of dividends or the redemption or repurchase of any capital stock of the Corporation that ranks junior to or pari passu with the Series A Preferred Stock or rights to acquire capital stock of the Corporation that rank junior to or pari passu with the Series A Preferred Stock (other than stock dividends and stock splits);

(iii) in any manner authorize, create or issue any class or series of capital stock (A) ranking, in any respect including, without limitation, as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series A Preferred Stock or (B) which in any manner adversely affects the rights or preferences of the Series A Preferred Stock; or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority or so adversely affecting the rights or preferences of Series A Preferred Stock;

(iv) in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock;

(v) reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Series A Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets, redemptions or otherwise, senior to or pari passu with the Series A Preferred Stock, or (B) which in any manner adversely affects the rights and preferences of the Series A Preferred Stock;

(vi) set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of the Common Stock or of any other capital stock of the Corporation, whether now or hereafter outstanding; except for the repurchase from employees of the Corporation, upon such employees’ termination of employment with the Corporation, of shares of Common Stock issued pursuant to stock option exercises by or underlying stock option grants to such employees pursuant to the terms of stock option agreements between the Corporation and such employees;

(vii) effect or permit, or offer or agree to effect or permit, a Liquidation or Disposition Transaction with respect to the Corporation or any subsidiary;

(viii) sell, lease, or dispose of assets with a fair market value in excess of $500,000 (excepting acquisitions) outside of the ordinary course of business;

(ix) discontinue the businesses in which it or any subsidiary is engaged as of the date of initial issuance of the Series A Preferred Stock (the “Series A Issuance Date”) (which does not include the discontinuation of an individual product line that is not significant to the Corporation), or engage, or permit any subsidiary to engage, in any business other than the businesses in which it is engaged as of the date hereof or in any businesses or activities which are extensions thereof or are similar or related thereto or ancillary to the operation thereof (including, without limitation, (A) the addition of product lines which expand business opportunities with existing customers or are related or ancillary to the businesses in which the Corporation is engaged as of the Series A Issuance Date and (B) engaging in any such businesses with new customers);

5. Redemption.  The Corporation, at its sole option, may redeem all, but not less than all, of the Series A Preferred Stock at any time outstanding, at any time or from time to time, by paying, solely in cash, the redemption price of $2.934 per share of Series A Preferred Stock so to be redeemed plus dividends accrued thereon at the date fixed for redemption (such total amount, the “Redemption Price”); provided, however, that (a) the Corporation provides no less than ten (10) days’ prior written notice to the holders of the Series A Preferred Stock, and (b) any such redemption of the Series A Preferred Stock is only made concurrently with the redemption of all the then-outstanding Series A Preferred Stock.  The Board shall have full power and authority, subject to the limitations and provisions contained herein, to prescribe the manner in which and the terms and conditions upon which the Series A Preferred Stock shall be redeemed from time to time. If the Board has elected to redeem such Series A Preferred Stock by paying cash and on or before the date fixed by the Board for redemption the funds necessary for such redemption shall have been set apart so as to be and continue to be available therefor, then, notwithstanding that any certificates for the shares of Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the date of redemption so fixed, and all rights with respect to such shares of Series A Preferred Stock so called for redemption shall immediately on such redemption date cease and terminate, except only the right of the holders thereof to receive the Redemption Price therefor, but without interest. None of the Series A Preferred Stock acquired by the Corporation by redemption or otherwise shall be reissued or disposed of but shall from time to time be retired in the manner provided in Section 6 hereof.

6. Information Rights.  Not later than forty-five days after the close of each month and not more than ninety days after the close of each fiscal year, the Corporation shall submit to the holders of the Series A Preferred Stock a balance sheet and income statement reflecting the Corporation’s financial condition as of the end of such period.

7. Miscellaneous.

(a) Any shares of the Preferred Stock redeemed, purchased or other wise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock, unless otherwise provided for in the Certificate of Incorporation of the Corporation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

(b) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right;

(c) Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Preferred Stock shall be deemed given if sent by overnight courier or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.

8. Waiver.  Any right or privilege of the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the holders of a majority of the Series A Preferred Stock then outstanding and any such waiver shall be binding upon each holder of Series A Preferred Stock.

Signature Page Follows’

[SIGNATURE PAGE TO THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS AND QUALIFICATIONS OF SERIES A PREFERRED STOCK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this 19th day of August, 2005.

GATEWAY INDUSTRIES, INC.

By: /s/ Jim Henderson
Name:  Jim Henderson
Title:    President